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                                                                Exhibit 10.5

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT, dated as of December 18, 1997 (this "Agreement"), is made by and among Grant Geophysical, Inc., a Delaware corporation ("Grant"), Elliott Associates, L.P., a Delaware limited partnership ("Elliott") and Westgate International, L.P., a Delaware limited partnership ("Westgate").


                                    RECITALS:
                                    ---------

                  A. Elliott owns 5,963,565 shares (the "Elliott Shares") and Westgate owns 3,341,544 shares (the "Westgate Shares," and together with the Elliott Shares) of common stock ("Solid State Common Stock") of Solid State Geophysical Inc., an Alberta, Canada corporation ("Solid State").

                  B. Grant desires to purchase, and Elliott and Westgate desire to sell, the Elliott Shares and Westgate Shares, respectively, pursuant to the terms and conditions of this Agreement.

                  C. SSGI Acquisition Corporation ("SSGI"), an Alberta, Canada corporation and a wholly owned subsidiary of Grant, has commenced a cash tender offer (the "Tender Offer") for all of the outstanding shares of Solid State Common Stock not held by SSGI or its affiliates. Upon the completion of the Tender Offer and related transactions, Grant will own 100% of the outstanding Solid State Common Stock.

                  NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein set forth, the parties hereby agree as follows:

SECTION 1.        PURCHASE AND SALE OF STOCK
                  --------------------------

                  1.1 PURCHASE AND SALE. Subject to Section 1.2, below Grant hereby purchases from Elliott and Westgate, and Elliott and Westgate hereby sell to Grant, the Elliott Shares and the Westgate Shares, respectively, in exchange for 2,981,783 shares (the "Elliott Consideration") and 1,670,772 shares (the "Westgate Consideration"), respectively, of common stock of Grant, par value US $.001 per share ("Grant Common Stock"). Grant further agrees, in consideration for the Elliott Shares, to assume Elliott's obligation, under that certain letter agreement dated November 24, 1997, to purchase an option (the "Option"), held by Mitchell L. Peters, to purchase 546,285 shares of Solid State Common Stock held by Elliott, at an exercise price of Cdn. $.92 per share after payment of Cdn. $50,000, for Cdn. $1,359,415.30, representing the difference between the Tender Offer Price (as defined below) and the exercise price of the Option of Cdn. $.92 per share multiplied by 546,285 shares, less Cdn. $50,000.

                  1.2      SHARE CONSIDERATION ADJUSTMENT.

                  (a) If the final per share price paid by SSGI pursuant to the Tender Offer (the "Tender Offer Price") is greater than Cdn $3.50 per share, then each of the Elliott





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         Consideration and the Westgate Consideration shall be adjusted as set forth in paragraph (b) below.

                  (b) Subject to paragraph (a) above, Grant shall issue additional shares of Grant Common Stock to Elliott and Westgate, respectively, equal to the difference between (i) the product of (A) the Conversion Price divided by US $5.00 and (B) the applicable Shares and (ii) the applicable Share Consideration. After the completion of the Tender Offer, Grant shall issue such additional shares (including any payment for fractional shares as set forth below).

                  (c) For purposes of this Section 1.2, (i) the "applicable Share Consideration" shall mean, with respect to Elliott, the Elliott Consideration and, with respect to Westgate, the Westgate Consideration; (ii) the "applicable Shares" shall mean, with respect to Elliott, the Elliott Shares and, with respect to Westgate, the Westgate Shares; and (iii) the Conversion Price shall be equal to the Tender Offer Price divided by 1.4.

                  (d) In the event of any adjustment pursuant to this Section 1.2, no fractional shares or scrip representing fractional shares of Grant Common Stock shall be issued. Instead of any fractional interest in a share of Grant Common Stock that would otherwise be deliverable upon the adjustment as set forth above, Grant shall pay to Elliott and Westgate an amount in cash equal to their respective fractional interests multiplied by US $5.00.

SECTION 2.        MISCELLANEOUS
                  -------------

                  2.1 GOVERNING LAW. This Agreement shall be governed by, construed and interpreted in accordance with the internal, substantive laws of the State of Delaware.

                  2.2 COUNTERPARTS. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  2.3 AMENDMENTS. This Agreement may be amended or modified in whole or in part only by a writing that makes reference to this Agreement executed by each of the parties to this Agreement.

                  2.4 ENTIRE AGREEMENT. This Agreement and the other agreements and instruments expressly provided for herein, together set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties.

                  2.5 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by Grant (by operation or law or otherwise) without the prior written consent of Elliott and Westgate, and any attempted assignment without such required consents shall be void.





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                  IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.



                                           GRANT GEOPHYSICAL, INC.

                                            By: /s/ Larry E. Lenig, Jr.
                                              ----------------------------------
                                            Name:  Larry E. Lenig, Jr.
                                            Title: President


                                            ELLIOTT ASSOCIATES, L.P.

                                            By: /s/ Paul Singer
                                              ----------------------------------
                                            Name:  Paul Singer
                                            Title: General Partner


                                            WESTGATE INTERNATIONAL, L.P.

                                            By:   Martley International, Inc.,
                                                  attorney-in-fact

                                                  By: /s/ Paul Siner
                                                     ---------------------------
                                                  Name:  Paul Singer
                                                  Title: President





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